Exhibit 99.1

TUCOWS INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2010

TORONTO, May 12, 2010 —Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the first quarter ended March 31, 2010. All figures are in U.S. dollars.

Summary Financial Results

(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Mar. 31, 2010	3 Months Ended Mar. 31, 2009 (unaudited)
	(unaudited)
Net Revenue	20,445	20,091
Net Income (Loss)	569	1,028
Net Income (Loss)/Share	0.01	0.01
Cash Flow from Operations	1,379	913

Summary of Revenue and Cost of Revenue before Network Costs

(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Mar. 31, 2010	3 Months Ended Mar. 31, 2009	3 Months Ended Mar. 31, 2010	3 Months Ended Mar. 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
OpenSRS:
Domain Services	15,403	14,202	12,616	11,355
Email Services	638	1,122	107	180
Other Services	1,094	1,094	387	389
Total OpenSRS Services	17,135	16,418	13,110	11,924

YummyNames	1,711	1,865	203	185
Hover	1,130	1,301	400	513
Butterscotch	469	507	19	7
Total	20,445	20,091	13,732	12,629

“Our results for the first quarter of fiscal 2010 underscore the consistency in our business, anchored by the OpenSRS Domain Service, which grew 9% year-over-year in both transactions and revenue,” said Elliot Noss, President and CEO of Tucows.  “We are experiencing growth both in the number of new OpenSRS customers as well as the speed at which these customers roll our service out to their customers. Our ability to consistently and reliably generate cash flow from operations continues to support our ability to return capital to our shareholders.  Since implementing our open market share purchase program in February 2010, we have repurchased an additional 956,000 shares, and since the beginning of the year we have repurchased a total of 7.3 million shares, or 11% of our total shares outstanding as of the end of 2009.”

Net revenue for the first quarter of 2010 increased 1.8% to $20.4 million from $20.1 million for the first quarter of 2009.

Net income for the first quarter of 2010 was $0.6 million, or $0.01 per share, compared with $1.0 million, or $0.01 per share, for the first quarter of 2009. Net income for the first quarter of 2010 benefitted from a pre-tax gain on foreign exchange of $0.7 million (inclusive of a mark-to-market gain of $0.1 million) compared to a pre-tax loss on foreign exchange of $0.7 million (inclusive of a mark-to-market gain of $0.1 million) for the first quarter of 2009.

Deferred revenue at the end of the first quarter of fiscal 2010 was $59.5 million, an increase of 5.1% from $56.7 million at the end of the first quarter of fiscal 2009 and an increase of 5.7% from $56.3 million at the end of the fourth quarter of fiscal 2009.

Cash and cash equivalents at the end of the first quarter of fiscal 2010 were $5.2 million compared with $4.0 million at the end of the first quarter of fiscal 2009 and $9.6 million at the end of the fourth quarter of fiscal 2009. The decrease in cash compared with the fourth quarter of 2009 is primarily the result of the use of $5.2 million for the repurchase of common stock under the Company’s modified “Dutch auction” tender offer, which concluded in January 2010 and the current open market share repurchase program that was initiated in February 2010, as well as the repayment of $0.5 million of the Company’s bank loan.  This use of funds was partially offset by cash flow from operations for the first quarter of 2010 of $1.4 million.

Conference Call

Tucows will host a conference call today, Wednesday, May 12, 2010 at 5:00 p.m. ET to discuss the Company’s first quarter fiscal 2010 results. To access the conference call via the Internet, go to http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-416-849-0833 or 1-800-642-1687 and enter the pass code 72055618. The telephone replay will be available until Wednesday, May 19, 2010 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over ten million domain names and millions of email boxes through a reseller network of over 10,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

This news release contains, in addition to historical information, forward-looking statements related to such matters as our business, including the price per share at which Tucows will purchase shares and the level of under subscription. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information:

Lawrence Chamberlain

The Equicom Group for Tucows Inc.

(416) 815-0700 ext. 257

lchamberlain@equicomgroup.com